Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s second quarter 2007 conference call. My name is Mike Hays, the Company’s CEO, and joining me on the call today is Pat Beans our CFO.

Before we commence our remarks, I would ask Pat to review conditions related to any forward-looking statements that may be made as part of today’s call. Pat.

Pat:

Thank you, Mike.

This conference call includes forward-looking statements related to the company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the company’s future results, please see the company’s filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Pat, and again, welcome everyone to our second quarter 2007 earnings call.

In my view, our financial performance for the second quarter was mixed. Our 12% top-line growth was poor, while our net income growth rate of 24% was within our acceptable range. For the first six months, revenue has increased 20% while net income grew 28% as a result of leveraging our cost structure against higher revenue.

Let me turn the call back to Pat for a detailed review of the quarterly and year-to-date financials.

Pat

Thanks, Mike.

For the three-months ended June 30, 2007, the Company achieved revenue for the quarter of $11.9 million, compared to $10.7 million during the same period in 2006, a 12% increase. For the six-months ended June 30, 2007, the Company achieved revenue of $25.1 million, compared to $20.1 million during the same period in 2006, a 20% increase.

For the three-months ended June 30, 2007, net income for the Company was $1.6 million or $0.23 per share, compared to $1.3 million or $0.19 per share for the same period in 2006. Net income is up 24% while earnings per share increased 21% for the three months. Net income was 14% of revenue, up from 13% for the first quarter, yet slightly below our model of 15%.

For the six-months ended June 30, 2007, net income for the Company was $3.2 million or $0.46 per share, compared to $2.5 million or $0.37 per share for the same period in 2006, a 28% increase in net income and a 24% increase in earnings per share.

During the second quarter 2007, direct expenses as a percentage of revenue were 44% compared to 47% in 2006. We continue to maintain our direct expenses within the model and increase our higher margin improvement products as a percentage of total revenue. Our annual goal for direct expenses remains in the range of 43 to 45% of revenue.

During the second quarter, the selling, general and administrative costs were $3.3 million, compared to $3 million in 2006. SG&A expenses for this quarter were 27% of revenue, compared to 29% in the same quarter 2006.

Depreciation and amortization were 5% of revenue during the second quarters in both 2007 and 2006. We expect this expense to remain at the lower end of our model of 4.5 to 6.0% of revenue in 2007.

Cash flow from operations for the second quarter was $3.1 million, compared to $1.0 million for the same period in 2006. During the first six months of 2007, we reduced notes payable from the TGI acquisition by $4.3 million. Cash and short-term investments as of June 30, 2007, were $2.9 million.

I will now turn the call back over to Mike for additional discussion.

Mike:

Thanks, Pat.

Sales for the quarter were $2.5 million, up 18% over the second quarter 2006. Healthcare Market Guide sales for the second quarter were $371,000 which is an improvement over the first quarter performance.

Total Recurring Contract Value for the second quarter ended at $47.6 million, which is $1.3 million lower than where we stood at the end of the first quarter. This reduction was driven by categorizing the remaining value of our VA contract as non-recurring after being notified that we were unsuccessful as the incumbent in the re-compete bidding process. Directly after this, however, the VA initiated discussions to extend that same contract which speaks to the inherent shifting of direction.

Given this continued lack of stability with federal contracts, we’ve elected to materially reduce our focus on this segment. Maybe sour grapes, but we are simply having far too great of success building the commercial side of our business to allow our focus to be diverted to what has proven to be a lesser quality revenue source. In fact, over the last 12 months, Recurring Contract Value for the Company’s commercial business has increased 22% driven by our highly effective sales efforts. Yet, given the need to first back fill reductions in federal contract value, we are only realizing 50% of this incremental growth in our top and bottom line performance. Sales for the last four quarters have equaled $12.6 million offset by $6.3 million in federal contract value reduction.

Given good July sales, we have all but replaced the VA contract value. Going forward, we should see new sales add greater incremental growth to our Total Recurring Contract Value since we now have no material risk associated with revenue concentration.

We have also made a major change to Healthcare Market Guide in order to achieve greater top-line growth and benefit from its disproportionate bottom line contribution. I personally engaged myself in the day-to-day of HCMG this past quarter and found we, as a company, are holding back its growth. The 800 pound gorilla, the NRC+Picker business unit, commands the attention and resources here in Lincoln which places HCMG as a second priority.

In order to unleash HCMG’s potential, we have elected to manage HCMG as a stand-alone division of NRC, similar to our TGI division. I’m happy to announce that Ginny Martin has accepted the position of president of this new division. Ms. Martin has a very impressive list of achievements all around aggressively building businesses over the past 15 years since earning her M.B.A. in Finance. Our goal is to double revenue and more than double its net income contribution by fiscal year end 2009.

During the past quarter, we also established a unique partnership with Ipsos, the world’s third largest research company which is headquartered in Paris and has offices in 47 countries. The partnership allows NRC to generate revenue outside the U.S. and Canada without adding infrastructure and other overhead costs. Ipsos provides the local presence and NRC provides the unique family of Picker patient experience surveys and the online reporting engine for joint clients. It’s hard to gauge the size of this opportunity, however, out of the gate the Ipsos-NRC effort has won a major contract in Australia, a contract that neither organization would have won alone.

We are also wrapping up market testing on the first group of new products and will likely begin to roll out new subscription-based products by year end, if not sooner.

________, I would now open the call to questions.

Thank you all for your time today and as always, Pat and I look forward to speaking to you on our next call.

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